CENTENNIAL CELLULAR CORP. ANNOUNCES 3-FOR-1 STOCK SPLIT

          NEPTUNE, N.J.--(BUSINESS WIRE)--January 8, 1999--Centennial Cellular Corp. (Nasdaq: CYCL) announced today that it will effect a 3-for-1 stock split of its Class A Common Stock, to be effected by meaning of a stock dividend. The record date for the 3-for-1 split will be January 8, 1999 and the payment date has been established as Wednesday, January 13, 1999. The Company has been advised by Nasdaq that shares will begin to trade ex-dividend (i.e., the seller, rather than the buyer, of traded shares will be entitled to the stock dividend) on Thursday, January 14, 1999.

          Centennial acquires, operates and invests in wireless telephone systems throughout the United States and wireless and wire line telephone systems in the Commonwealth of Puerto Rico. Centennial's current wireless telephone interest represent approximately 10.1 million Net Pops. Approximately
6.5 million of these Net Pops are represented by Centennial's wireless telephone systems located in the continental United States, including approximately 1.1 million Net Pops related to Centennial's minority equity investments in partnerships owning wireless telephone systems. The balance of approximately 3.6 million Net Pops represents Centennial's interest in its wireless telephone systems in Puerto Rico.